Exhibit 4.37
26 October 2007
Tan Lay Koon
President and CEO
Dear Lay Koon,
Focal Review — Merit Increment
We are pleased to inform you that with effect from 1st November 2007, your monthly base salary is adjusted to S$66,500. We wish to express our sincere thanks to you for your support and contribution towards the company.

Current Salary	:	S$57,750
Adjustment	:	S$8,750
New Salary	:	S$66,500
Yours truly,

/s/ Charles Richard Wolford
Charles Richard Wolford
Chairman

•     STATS ChipPAC Ltd.     10 Ang Mo Kio Street 65     Techpoint #05-17/20     Singapore 569059
Main: (65) 6824 7777     Fax: (65) 6720 7823     www.statschippac.com
Registration Number 199407932D